Exhibit 21.1

Subsidiaries of Solitario Exploration & Royalty Corp.

Solitario Exploration & Royalty Corp. [Colorado]

- Minera Chambara, S.A. [Peru] (85%)

- Minera Solitario Peru, S.A. [Peru]

- Minera Bongará, S.A. [Peru] (39%)

- Minera Soloco, S.A. [Peru]